Exhibit 99.1

ICTV Brands, Inc. Reports Fourth Quarter 2015 Financial Results

Conference Call Begins Today at 4:30pm EDT

Wayne, PA — (Marketwired) – March 23, 2016 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused direct response marketing and international branding company focused on the health, wellness and beauty sector, today reported financial results for the three months and year ended December 31, 2015.

Fourth Quarter 2015 Highlights:

●	Closed private offering in October bringing an additional $1MM in capital to help fund additional products and growth

●	Adjusted EBITDA loss of $(454,000), excluding non-cash stock-based compensation

●	Current working capital ratio of 2.12X, up from 1.58X at the end of 2014

●	Streamlined overall expense structure resulting in $1.0MM in decreased G&A expense from prior year quarter

●	Expanded digital marketing platform including listing on www.bedbathandbeyond.com in Q4.

●	Increased quarter over quarter international sales of $1.3MM in Q4 compared to $613K in Q3

Management Commentary:

Richard Ransom, President, stated, “The challenges we faced in fiscal year 2015 moved us to make several strategic decisions to adapt to a new direct marketing environment and grow ICTV Brands in the years to come. We have concluded that we must evolve our direct marketing focus from primarily building our brands through direct response television marketing, to a more diversified marketing and sales channel mix. This includes our digital marketing platform that uses targeted social media, banner, paid search, and pre-roll video ads to build awareness of our brands to our key target demographics. We are committed to expanding our e-commerce footprint and believe our success on marketplaces such as bedbathandbeyond.com will open doors to traditional brick and mortar shelves that in the past have been closed. We continue to grow our e-commerce footprint in 2016 as DermaWand is now listed on JCPenney’s website (www.jcpenney.com) and we are now in the final stages of listing several of our brands on Walmart.com. Additionally, we are beginning to see success in the brick and mortar retail environment with DermaWand and DermaVital in French Canada at Jean Coutu and McMahon. Product went on the shelves in early February and to date we have received over $100,000 in purchase orders.

In addition to expanding our digital and retail presence, we have expanded our international distributor network by adding more territories in 2015 such as France and several South and Central American countries, as well as establishing the groundwork to diversify our international product offerings beyond just DermaWand to Jidue, Super Solution, the Ultimate Pedi by Dermawand, the Point Perfect Sprinkler and other brands to come. DermaWand is now distributed in over 70 countries around the globe and we believe several new territories will be added in 2016.

Further, we’re very excited about our acquisition of the DermaWand Patent and Trademark as announced in our press release on January 26th. Now that we own this asset, we are able to further invest in expanding the DermaWand brand, which includes development of a second generation unit, branding other products with the DermaWand trademark and developing new marketing campaigns. In addition, we expect to achieve considerable costs savings in the upcoming years through not paying a royalty, which under the old agreement was $2.50 per unit sold. We have also created a number of efficiencies in our overall cost structure which we believe will allow us to continue to invest in new products, production and product testing efforts, and marketing campaigns out of our overall operating cash flow.

As a significant shareholder in ICTV Brands, I believe in the plan we have to grow our business through a digitally focused domestic direct marketing strategy, expand our retail footprint, and continue to develop new products and territories to distribute them in around the world. We’d like to thank our shareholders for their continued support and look forward to reporting our results in the quarters to come.”

Reported Financial Results:

Fourth Quarter 2015 Compared to Fourth Quarter 2014:

Revenues for the three months ended December 31, 2015 were $4.4 million, compared to $8.6 million in the prior year quarter. The primary driver of the decline in sales was generated by the Company’s decrease in media related expenditures as we reduced the amount of airings of the DermaWand infomercial and allocated additional resources to other products and initiatives in our pipeline. Additionally, as a result of the timing of international shipments at quarter end, coupled with the impact of the appreciation of the U.S. dollar and seasonality with our third party distributors, third party international distributor revenue declined to $1.3 million from $2.4 million in the prior year quarter.

Total general and administrative expenses decreased to $1.1 million from $2.1 million in the prior year quarter, as a result of bad debt expense decreases of $258,000, share based compensation decreases of $194,000, consulting expense reductions of $209,000, travel expenditure decreases of $96,000 and payroll and employee benefit expense decreases of $61,000.

Total selling and marketing expenses decreased to $2.4 million from $5.1 million in the prior year quarter. Significant quarterly decreases include media expenditure decreases of $1.8 million, production expenditure decreases of $615,000, answering service decreases of $258,000, customer service decreases of $121,000, product development and testing expense reductions of $183,000, and merchant fee decreases of $75,000. As we continue to build our digital marketing platform, partially offsetting these decreases was an increase in digital marketing expenses to $445,000 from $206,000 in the prior year quarter.

Net loss for the fourth quarter was ($582,000), compared to a net loss of ($1.4 million) in the prior year quarter. The resulting EPS is ($0.02), as compared to ($0.06) in the comparable quarter a year earlier. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) loss was ($454,000) as compared to ($1.1 million).

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014:

Revenues for the year ended December 31, 2015 were $24.1 million, compared to $32.3 million for the year ended December 31, 2014. The primary driver of the decline in sales was generated by the aforementioned decrease in media related expenditures and a decline in international third party distributor revenue. During the year ended December 31, 2015, international third party distributor sales revenue for the DermaWand decreased from $7.2 million to $5.3 million. Our international third party distributor revenue is impacted by timing of shipments at period end, currency fluctuations as well as seasonality. Despite the decline in revenue, the Company further diversified its overall revenue by adding several new significant distributors in France and South/Central America. The Latino Media Services (LMS) group comprised of distributors from Chile, Argentina, Peru, Colombia, El Salvador, and Ecuador accounted for $1.3 million in sales in 2015 compared to $358,000 in the prior year. Our French distributor revenue grew from $46,000 in the prior year to $1.5 million for the year ended December 31, 2015.

Total general and administrative expenses decreased to $5.4 million from $7.7 million in the prior year, as a result of bad debt expense decreases of $408,000, share based compensation decreases of $659,000, consulting expense reductions of $747,000, travel expenditure decreases of $272,000 and insurance decreases of $169,000.

Total selling and marketing expenses decreased to $12.4 million from $17.1 million in the prior year. Significant decreases include media expenditure decrease of $2.8 million, production expenditure decreases of $509,000, answering service decreases of $467,000, customer service decreases of $306,000, product development and testing expense reductions of $412,000, and merchant fee decreases of $252,000. Partially offsetting the decrease was an increase in digital marketing expenses to $906,000 from $601,000 in the prior year.

Net loss for the year ended December 31, 2015 was ($1.4 million), compared to a net loss of ($2.3 million) in the year ended December 31, 2014. The resulting EPS loss is ($0.06), as compared to an EPS loss ($0.10) in the year ended December 31, 2014. Adjusted EBITDA loss was ($768,000) as compared to ($1.0 million) for year ended December 31, 2014.

Balance Sheet as of December 31, 2015

As of December 31, 2015, the Company had $1.3 million in cash and cash equivalents and $2.3 million in working capital compared to $1.1 million and $1.9 million in the prior year. Additionally, the Company continues to have no debt obligations and believes it is adequately capitalized.

Conference Call

ICTV will hold a conference call to discuss the Company’s fourth quarter 2015 results and answer questions today, March 23, 2016, beginning at 4:30pm EDT. The call will be open to the public and will have a corporate update presented by ICTV’s Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period. The live conference call can be accessed by dialing (877) 876-9177 or (785) 424-1666. Participants should ask for the ICTV Brands Earnings Conference Call. Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through April 6, 2016. To listen to the replay, dial (800) 388-5895 (domestic) or (402) 220-1110 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, live television shopping and retail. Its products are primarily sold in the U.S. and available in over 60 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; DermaVital, a professional quality skin care range that effects superior hydration; Jidue, a facial massager which helps alleviate stress; Derma Brilliance, a cosmetic skin resurfacing system; and CoralActives, a line of acne treatment and skin cleansing products. ICTV Brands, Inc. was founded in 1998 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles. Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

— Financial Statement Schedules follow —

ICTV BRANDS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 and 2014

	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,334,302	$1,097,008
Cash held in escrow	-	547,975
Accounts receivable, net of $118,563 and $316,643, respectively	301,726	948,014
Inventories, net	2,205,726	1,978,001
Prepaid expenses and other current assets	417,057	631,814
Total current assets	4,258,811	5,202,812

Furniture and equipment	72,008	72,008
Less accumulated depreciation	(50,492)	(42,186)
Furniture and equipment, net	21,516	29,822
Total assets	$4,280,327	$5,232,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,516,250	$2,582,936
Severance payable – short-term	45,995	40,800
Deferred revenue – short-term	444,066	660,564
Total current liabilities	2,006,311	3,284,300

Severance payable – long-term	-	6,200
Deferred revenue – long-term	405,746	480,693
Total long-term liabilities	405,746	486,893

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 28,027,012 and 23,569,399 shares issued and outstanding as of December 31, 2015 and 2014, respectively	17,816	13,359
Additional paid-in-capital	11,130,588	9,340,645
Accumulated deficit	(9,280,134)	(7,892,563)
Total shareholders’ equity	1,868,270	1,461,441

Total liabilities and shareholders’ equity	$4,280,327	$5,232,634

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	For the three months ended		For the years ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

NET SALES	$4,356,357	$8,634,709	$24,096,169	$32,322,312

COST OF SALES	1,451,389	2,874,893	7,675,264	9,815,588

GROSS PROFIT	2,904,968	5,759,816	16,420,905	22,506,724

OPERATING EXPENSES:
General and administrative	1,132,220	2,052,225	5,380,819	7,718,492
Selling and marketing	2,355,145	5,132,939	12,428,314	17,086,125
Total operating expenses	3,487,365	7,185,164	17,809,133	24,804,617

OPERATING LOSS	(582,397)	(1,425,348)	(1,388,228)	(2,297,893)

INTEREST (EXPENSE) INCOME, NET	327	(630)	657	(7,103)

LOSS BEFORE PROVISION FOR INCOME TAX	(582,070)	(1,425,978)	(1,387,521)	(2,304,996)

PROVISION (BENEFIT) FOR INCOME TAX	-	(421)	-	(20,753)

NET LOSS	$(582,070)	$(1,426,399)	$(1,387,571)	$(2,284,243)

NET LOSS PER SHARE
BASIC	$(0.02)	$(0.06)	$(0.06)	$(0.10)
DILUTED	$(0.02)	$(0.06)	$(0.06)	$(0.10)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	26,964,741	23,437,531	24,979,067	23,087,106
DILUTED	26,964,741	23,437,531	24,979,067	23,087,106

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,387,571)	$(2,284,243)
Adjustments to reconcile net loss to net cash and cash equivalents (used in) provided by operating activities:
Depreciation	8,306	6,400
Bad debt expense	1,371,797	1,780,112
Stock based compensation	611,557	1,269,503
Reduction in tax penalties payable	-	(85,933)
Change in assets and liabilities:
Accounts receivable	(725,509)	(1,936,834)
Inventories	(227,725)	(199,928)
Prepaid expenses and other current assets	193,460	53,756
Accounts payable and accrued liabilities	(1,066,686)	1,191,594
Severance payable	(1,005)	(40,800)
Tax penalties payable	-	(104,067)
Deferred revenue	(291,445)	511,609
Net cash (used in) provided by operating activities	(1,514,821)	161,169

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	-	(21,428)
Net cash used in investing activities	-	(21,428)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	91,640	46,280
Proceeds from exercise of warrants	112,500	144,583
Proceeds from issuance of common stock	1,000,000	-
Release of (proceeds held as) collateral on line of credit	500,000	(500,000)
Payments on convertible note payable to shareholder	-	(118,723)
Net cash provided by (used in) financing activities	1,704,140	(427,860)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	189,319	(288,119)
CASH AND CASH EQUIVALENTS, beginning of the year	1,144,983	1,433,102

CASH AND CASH EQUIVALENTS, end of the year	$1,334,302	$1,144,983

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$50	$6,585
Tax penalties and interest paid	-	104,067
Interest paid	-	8,485
Write off of fully depreciated furniture and equipment	-	30,928
Conversion of shareholder note payable	-	275,000

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.